Stan J.H. Lee, CPA
         2160 North Central Rd Suite 203  Fort Lee  NJ 07024
               P.O. Box 436402 San Diego CA 92143-6402
           619-623-7799  Fax 619-564-3408  stan2u@gmail.com






To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 3, 2010, on the audited financial statements of Swordfish Ventures Inc. as of February 28, 2010 and for the period beginning October 29, 2009 ( its inception) to February 28, 2010 in Form S-1/A Amendment No 3 to be filed in near future with the U.S. Securities and Exchange Commission.

Very truly yours,

 /s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
November 9, 2010